Exhibit (a)(5)(J)

MICROSEMI FINANCIAL CONTACT: John W. Hohener

Executive Vice President and CFO

Phone: (949) 380-6100

MICROSEMI INVESTOR CONTACT: Robert C. Adams

Vice President of Corporate Development

Phone: (949) 380-6100

Microsemi Corporation Commences Exchange Offer to Acquire PMC-Sierra, Inc.

ALISO VIEJO, Calif. ―Dec. 16, 2015―Microsemi Corporation (Nasdaq: MSCC), a leading provider of semiconductor solutions differentiated by power, security, reliability and performance, today announced that it commenced an exchange offer (the “Offer”) for all of the outstanding shares of PMC-Sierra, Inc. (PMC®) (Nasdaq: PMCS), a semiconductor and software solutions leader in storage, optical and mobile networks, through a wholly-owned subsidiary of Microsemi, pursuant to their previously announced merger agreement, dated November 24, 2015. Subject to the terms and conditions of the Offer, PMC-Sierra stockholders who validly tender their shares in the Offer will receive $9.22 in cash and 0.0771 of a share of Microsemi common stock for each share of PMC common stock.

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of January 14, 2016, unless earlier extended or terminated. The terms and conditions of the Offer are described in the exchange offer documents, which will be mailed to PMC stockholders and filed with the Securities and Exchange Commission (“SEC”).

Upon satisfaction of the conditions to the Offer, and after the shares tendered in the Offer are accepted for payment, Microsemi and PMC intend, as promptly as practicable, to effect a merger pursuant to Section 251(h) of the Delaware General Corporation Law, which would not require a vote of PMC’s stockholders, and which would result in each outstanding share of PMC common stock not tendered in the Offer (other than shares held by PMC in treasury, by Microsemi or its subsidiaries or by PMC stockholders who have validly exercised their appraisal rights under Delaware law) being converted into the right to receive $9.22 in cash and 0.0771 of a share of Microsemi common stock. The Offer is subject to customary conditions, including the tender of a number of shares of PMC common stock that together with any shares already held by Microsemi, equal to at least a majority of the outstanding shares of PMC’s common stock and certain regulatory clearances, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. No approval of the stockholders of Microsemi is required in connection with the proposed transaction. The board of directors of PMC recommends that PMC stockholders accept the Offer and tender their shares of PMC common stock to Microsemi pursuant to the Offer.

In connection with the Offer, Microsemi will file today a registration statement on Form S-4 including a prospectus/offer to exchange and certain ancillary documentation that will be mailed to PMC stockholders and a tender offer statement on Schedule TO with the SEC and PMC-Sierra will file a solicitation/recommendation statement on Schedule 14D-9 that will also be mailed to PMC stockholders. These documents contain important information about the Offer that should be read carefully before any decision is made with respect to the Offer.

About Microsemi

Microsemi Corporation (Nasdaq: MSCC) offers a comprehensive portfolio of semiconductor and system solutions for communications, defense & security, aerospace and industrial markets. Products include high-

performance and radiation-hardened analog mixed-signal integrated circuits, FPGAs, SoCs and ASICs; power management products; timing and synchronization devices and precise time solutions, setting the world's standard for time; voice processing devices; RF solutions; discrete components; security technologies and scalable anti-tamper products; Ethernet solutions; Power-over-Ethernet ICs and midspans; as well as custom design capabilities and services. Microsemi is headquartered in Aliso Viejo, Calif., and has approximately 3,600 employees globally. For more information, visit www.microsemi.com.

Microsemi and the Microsemi logo are registered trademarks or service marks of Microsemi Corporation and/or its affiliates. Third-party trademarks and service marks mentioned herein are the property of their respective owners.

Forward-Looking Statements

Certain statements made herein, including, for example, information regarding the proposed transaction between Microsemi and PMC and the expected timetable for completing the transaction are “forward-looking statements”. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that could be instituted against PMC or its directors or Microsemi related to the merger agreement; the possibility that various conditions to the consummation of the Microsemi exchange offer and merger may not be satisfied or waived, including the receipt of all regulatory clearances related to the merger; the failure of Microsemi to obtain the necessary financing pursuant to the arrangements set forth in the debt commitment letters delivered pursuant to the merger agreement or otherwise; uncertainty as to how many shares of PMC common stock will be tendered into the Microsemi exchange offer; the risk that the Microsemi exchange offer and merger will not close within the anticipated time periods; risks related to the ultimate outcome and results of integrating the operations of Microsemi and PMC, the ultimate outcome of Microsemi’s operating strategy applied to PMC and the ultimate ability to realize synergies; the effects of the business combination on Microsemi and PMC, including on the combined company’s future financial condition, operating results, strategy and plans; risks that the proposed transaction disrupts current plans and operations, and potential difficulties in employee retention as a result of the merger; risks related to Microsemi’s ability to successfully implement its acquisition strategy or integrate other acquired companies; uncertainty as to the future profitability of businesses acquired by Microsemi, and delays in the realization of, or the failure to realize, any accretion from acquisition transactions by Microsemi; risks related to Microsemi’s reliance on government contracts for a significant portion of its sales, including impacts of any termination or renegotiation of such contracts, uncertainties of governmental appropriations and national defense policies and priorities and effects of any past or future government shutdowns; the risk of downturns in the highly cyclical semiconductor industry; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, those detailed in PMC’s Annual Report on Form 10-K for the year ended December 27, 2014 and PMC’s most recent quarterly report filed with the SEC, and Microsemi’s Annual Report on Form 10-K for the year ended September 27, 2015 filed with the SEC. The forward-looking statements contained herein are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This document relates to a pending business combination transaction between Microsemi and PMC. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Microsemi will today file a registration statement on Form S-4 related to the transaction with the SEC and may file amendments thereto. Microsemi and a wholly-owned subsidiary of Microsemi will file today a tender offer statement on Schedule TO (including a prospectus/offer to exchange, a related letter of transmittal and other exchange offer documents) related to the transaction with the SEC and may file amendments thereto. PMC will file a recommendation statement on Schedule 14D-9 with the SEC and may file amendments thereto. PMC and Microsemi may also file other documents with the SEC regarding the transaction. This document is not a substitute for any registration statement, Schedule TO, Schedule 14D-9 or any other document which PMC or Microsemi may file with the SEC in connection with the transaction. Investors and security holders are urged to read the registration statement, the Schedule TO (including the prospectus/offer to exchange, related letter of transmittal and other exchange offer documents), the recommendation statement on Schedule 14D-9 and the other relevant materials with respect to the transaction carefully and in their entirety before making any investment decision with respect to the transaction, because they will contain important information about the transaction.

Such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov. In addition, PMC’s stockholders will be able to obtain free copies of such materials by contacting D.F. King & Co., Inc., the information agent, by phone toll-free at (800) 467-0821 or by email at infoagent@dfking.com.

Sources: Microsemi Corporation.